Exhibit 99.1

Contact:	Richard Edwards Polaris Industries Inc. 763-542-0500
POLARIS REPORTS STRONG THIRD QUARTER 2007 RESULTS, SALES GREW 11 PERCENT TO A RECORD $544 MILLION; EARNINGS PER DILUTED SHARE FROM CONTINUING OPERATIONS INCREASED TO $1.07
Third Quarter Highlights:
•	Results exceeded the Company’s expectations driven by record sales and improved gross margins
•	Sales for the third quarter 2007 reached a record high of $544.0 million driven by ATV sales growth of 15%, primarily from growth in the RANGER™ side by side business and PG&A sales growth of 13%
•	Earnings per diluted share from continuing operations increased three percent to $1.07, from $1.04 per diluted share last year
•	Completed the accelerated share repurchase transaction and repurchased 808,000 shares of Polaris common stock during the third quarter. As a result, diluted weighted average shares outstanding for the third quarter were 11 percent lower than last year
•	Gross margin percentage for the third quarter 2007 improved 160 basis points to 22.5% due primarily to positive product mix and currency impacts
•	Raising full year 2007 earnings from continuing operations guidance to $3.05 to $3.10 per diluted share, a 12% to 14% increase over 2006 on expected full year 2007 sales growth of five to six percent
     MINNEAPOLIS (October 16, 2007) — Polaris Industries Inc. (NYSE: PII) today reported third quarter net income from continuing operations of $39.1 million, or $1.07 per diluted share, for the quarter ended September 30, 2007. By comparison, 2006 third quarter net income from continuing operations was $42.7 million, or $1.04 per diluted share. Sales from continuing operations for the third quarter 2007 totaled a record $544.0 million, an increase of 11 percent from last year’s third quarter sales from continuing operations of $490.1 million. Reported net income for the 2007 third quarter, including discontinued operations was $38.8 million, or $1.06 per diluted share compared to net income of $42.5 million, or $1.03 per diluted share in the third quarter of 2006.
     “We are pleased to report strong third quarter results, which we believe clearly reflects our commitment to the operating plan we laid out at the beginning of the year. Dealer ATV inventories are much lower than a year ago, the benefit of our productivity and efficiency improvement programs are being realized and many new products introduced this year are selling nicely,” commented Tom Tiller, Chief Executive Officer of Polaris. “Demand continues to outpace supply for our new RANGER RZR™ model, and the overall side by side market continues to expand. Additionally, in the past few weeks we began shipping the new Victory Vision™ model which was named motorcycle of the year for its class by Motorcyclist™ magazine. We are very pleased with the positive reception these and our other model year 2008 products have received to date.”
     Tiller continued, “While the recent macro economic environment has caused some concern within the overall markets in which we compete, we are continuously monitoring consumer spending and industry trends and are making adjustments as appropriate. However, given the positive feedback we received at our dealer meeting held in July, our continued productivity and efficiency improvement efforts and the success of several of our new products, we are optimistic about the future for Polaris. Accordingly, we are raising our guidance for both full year 2007 sales and earnings per share, and now expect sales to grow in the five to six percent range over 2006 and earnings per diluted share from continuing operations to be in the range of $3.05 to $3.10, a 12 to 14 percent increase over the full year 2006 earnings per diluted share from continuing operations. As a result, we expect fourth quarter 2007 sales growth in the range of 12 to 15 percent with earnings from continuing operations in the range of $1.01 to $1.06 per diluted share for the fourth quarter of 2007, a nine to 14 percent increase over the fourth quarter 2006 earnings per diluted share from continuing operations.”

	Third Quarter ended			Nine Months ended
Product line Information	September 30,			September 30,
(in thousands)	2007	2006	Change	2007	2006	Change
Snowmobiles	$91,710	$87,195	5%	$99,042	$95,009	4%
All-terrain Vehicles	353,262	308,286	15%	857,806	838,566	2%
Victory Motorcycles	21,431	25,806	-17%	77,029	78,938	-2%
Parts, Garments & Accessories	77,576	68,803	13%	204,717	195,421	5%

Total Sales	$543.979	$490,090	11%	$1,238,594	$1,207,934	3%

     ATV (all-terrain vehicle) sales in the 2007 third quarter increased 15 percent from the third quarter 2006. This increase reflects the new product introduction success of the RANGER RZR™ side-by-side recreation vehicle in the marketplace and the continued solid demand for the base RANGER™ side-by-side utility vehicles during the quarter. This growth was offset somewhat by the planned reduction in shipments of core ATVs to dealers during the third quarter 2007 in the continued effort to assist dealers in reducing their inventory levels and the ongoing impact of weak overall market conditions. As a result of these efforts, core ATV dealer inventories for the third quarter 2007 are significantly lower than the same period last year and sequentially lower from the second quarter 2007 to the third quarter 2007. Although shipments to dealers of core ATVs were once again lower during the third quarter, the Company gained market share at retail during the third quarter and year to date 2007 periods in a declining overall core ATV market.
     Sales of Victory motorcycles decreased 17 percent during the 2007 third quarter compared to the third quarter of 2006. Although the overall motorcycle industry in North America has slowed during the 2007 year-to-date period, the Victory growth in retail sales to consumers continues to outpace the industry. However, given the more challenged industry retail environment, the Company shipped fewer cruiser motorcycles to the dealers during the third quarter 2007 than in the third quarter 2006. The Company remains optimistic about the Victory business as the all-new 2008 Victory Vision™ touring models begin to ship in greater quantities in the fourth quarter 2007. The Victory Vision™ models have received very positive reviews by the motorcycle enthusiast magazines and from consumers that have ridden the bike during demonstration rides.

     Snowmobile sales increased five percent during the 2007 third quarter compared to the prior year’s third quarter. The third quarter increase reflects a benefit of product mix related to the timing of shipments of the new models as well as the positive impact of currency movements.
     Parts, Garments, and Accessories sales increased 13 percent during the 2007 third quarter compared to last year’s third quarter driven primarily by increased shipments of ATV and RANGER side-by-side related PG&A, particularly accessories for the new RANGER RZR™, as well as the timing of delivery of pre-season snowmobile related PG&A during the third quarter.
     Gross profit, as a percentage of sales, was 22.5 percent for the 2007 third quarter, an increase of 160 basis points from 20.9 percent for the third quarter of 2006. Gross profit dollars increased 19 percent to $122.5 million for the 2007 third quarter compared to $102.7 million for the third quarter of 2006. The improved gross profit margin and absolute dollar increase in gross profit was primarily due to the positive impact of increased sales of higher gross margin products, such as RANGER™ side-by-side vehicles and PG&A, and favorable foreign currency fluctuations during the third quarter of 2007, which were partially offset by increased sales promotion and warranty costs.
     Operating expenses for the third quarter 2007 increased 29 percent to $71.2 million compared to $55.1 million for the third quarter of 2006. Operating expenses as a percent of sales increased to 13.1 percent for the third quarter 2007 from 11.2 percent in the third quarter of 2006. The increased operating expenses during the third quarter are primarily attributed to; a) additional selling and marketing expenses resulting from higher advertising costs incurred to launch the new products and become more competitive in the ATV industry, b) increased research and development costs from continued emphasis on new product development and c) higher general and administrative expenses due to more normalized performance based compensation expenses as a result of the Company’s improved financial performance in 2007 as compared to 2006.
     Income from financial services decreased 28 percent to $9.1 million in the 2007 third quarter, down from $12.7 million in the third quarter of 2006. As expected, Income from financial services decreased substantially as the Company’s revolving retail credit provider HSBC, discontinued the financing of non-Polaris products at Polaris dealerships during the third quarter 2007. Additionally, the income from wholesale financing was lower in the third quarter 2007 due to lower dealer inventories.
     Interest expense increased to $3.7 million for the 2007 third quarter compared to $2.6 million for the third quarter of 2006 due to higher debt levels maintained during the third quarter 2007.
     Equity in (income) of manufacturing affiliates (which historically has primarily represented the Company’s portion of income from the investment in KTM, net of tax), was less than $0.1 million for the third quarter 2007 compared to $2.7 million for the third quarter 2006. As has been previously disclosed, during the first half of 2007 Polaris sold a majority of its investment in KTM; therefore, the Company no longer receives a net benefit from its ownership percentage of KTM’s income in Polaris’ income statement.

     The Income tax provision for the third quarter 2007 was recorded at a rate of 30.8 percent of pretax income, compared to 28.4 percent in the third quarter 2006. The higher income tax rate in the third quarter 2007 is primarily due to lower dollar value of favorable tax events in the third quarter 2007 compared to the third quarter 2006.
Financial Position and Cash Flow
     Net cash provided by operating activities of continuing operations for the third quarter of 2007 totaled $127.7 million compared to $83.5 million in the third quarter of 2006. Year-to-date ended September 30, 2007, net cash provided by operating activities of continuing operations totaled $149.4 million, an improvement of $56.9 million from the $92.5 million in the first nine months of 2006. Increased accrued expenses primarily due to more normalized compensation expenses accrued in 2007 and slower growth in factory inventory compared to the same period last year were the primary contributing factors for the increase in net cash provided by operating activities during the nine months ended September 30, 2007. Outstanding borrowings under the credit agreement were $200.0 million at September 30, 2007, due to the utilization of a term loan to complete the accelerated share repurchase transaction in the fourth quarter of 2006. The Company’s debt-to-total capital ratio was 52 percent at September 30, 2007, compared to 19 percent at the same time last year. Cash and cash equivalents were $87.0 at September 30, 2007 compared to $9.1 million a year ago.
Share Buyback Activity
     During the third quarter 2007 the Company paid $13.0 million to Goldman, Sachs & Co. (Goldman) related to the purchase price adjustment that was contemplated under the 3.55 million shares accelerated share repurchase transaction with Goldman in December 2006. Additionally, during the third quarter 2007 the Company repurchased and retired 808,000 shares of its common stock bringing the total shares repurchased to 834,000 shares for the year-to-date period ended September 30, 2007. The cost of repurchasing Polaris common stock and the purchase price adjustment payment under the accelerated share repurchase transaction for the year-to-date period ended September 30, 2007, totaled $51.5 million. As a result of the accelerated share repurchase transaction completed in the fourth quarter of 2006 and the subsequent share repurchases completed by the Company in the year-to-date period ended September 30, 2007, the diluted weighted average shares outstanding for the third quarter and year-to-date periods ended September 30, 2007 were 11 percent and 13 percent lower, respectively, than the comparable prior year periods. As of September 30, 2007, the Company has authorization from its Board of Directors to repurchase up to an additional 3.9 million shares of Polaris stock. Polaris may repurchase the balance of the share authorization from time to time in open market or privately negotiated transactions in accordance with applicable federal securities laws.

Conference Call to be Held
     Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call to discuss its third quarter 2007 financial results. Tom Tiller, CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President Finance and CFO, will host the conference call.
     To listen to the conference call by phone, dial 800-374-6475 in the U.S. and Canada or 706-679-2596 internationally. The conference call will also be broadcast live over the Internet at www.polarisindustries.com (click on Our Company then Investor Relations).
     A replay of the conference call will be available approximately two hours after the call concludes for a one-week period by accessing the same link on our website, or by dialing 800-642-1687 in the U.S. and Canada or 706-645-9291 internationally. The Conference I.D. is 4158562.
About Polaris
     With annual 2006 sales of $1.7 billion, Polaris designs, engineers, manufactures and markets all-terrain vehicles (ATVs), including the Polaris RANGER™, snowmobiles and Victory motorcycles for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the cruiser and touring motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.
     Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
     Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2007 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
(Financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months		For Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Sales	$543,979	$490,090	$1,238,594	$1,207,934
Cost of sales	421,432	387,439	964,531	954,462

Gross profit	122,547	102,651	274,063	253,472
Operating expenses
Selling and marketing	36,381	26,614	92,865	81,484
Research and development	18,500	16,343	54,758	53,550
General and administrative	16,274	12,132	48,820	38,250

Total operating expenses	71,155	55,089	196,443	173,284

Income from financial services	9,108	12,696	35,635	33,568

Operating Income	60,500	60,258	113,255	113,756

Non-operating Expense (Income):
Interest expense	3,677	2,581	12,201	6,129
Equity in (income) of manufacturing affiliates	(28)	(2,653)	(30)	(3,614)
Gain on sale of manufacturing affiliate shares	—	—	(6,222)	—
Other expense (income), net	352	652	(3,848)	751

Income before income taxes	56,499	59,678	111,154	110,490

Provision for Income Taxes	17,379	16,935	36,557	33,825

Net Income from continuing operations	$39,120	$42,743	$74,597	$76,665
Loss from discontinued operations, net of tax	(294)	(259)	(658)	(466)
Loss on disposal of discontinued operations, net of tax	—	—	—	(2,021)
Cumulative effect of accounting change, net of tax	—	—	—	407

Net Income	$38,826	$42,484	$73,939	$74,585

Basic Net Income per share
Continuing operations	$1.10	$1.06	$2.10	$1.86
Loss from discontinued operations	$(0.01)	$(0.01)	$(0.02)	$(0.01)
Loss on disposal of discontinued operations	$—	$—	$—	$(0.05)
Cumulative effect of accounting change	—	—	—	0.01

Net Income	$1.09	$1.05	$2.08	$1.81

Diluted Net Income per share
Continuing operations	$1.07	$1.04	$2.04	$1.81
Loss from discontinued operations	$(0.01)	$(0.01)	$(0.02)	$(0.01)
Loss on disposal of discontinued operations	$—	$—	$—	$(0.05)
Cumulative effect of accounting change	—	—	—	0.01

Net Income	$1.06	$1.03	$2.02	$1.76

Weighted average shares outstanding:
Basic	35,501	40,277	35,529	41,154

Diluted	36,572	41,257	36,626	42,319

All periods reflect the classification of the Marine Division results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS

Subject to Reclassification	September 30, 2007	September 30, 2006
(In Thousands)	(Unaudited)	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$86,967	$9,086
Trade receivables, net	69,934	79,006
Inventories, net	257,776	243,936
Prepaid expenses and other	18,123	13,717
Deferred tax assets	65,940	55,259

Total current assets	498,740	401,004

Property and equipment, net	203,479	207,909
Investments in finance affiliate	45,173	53,106
Investments in manufacturing affiliates	28,981	97,348
Deferred income taxes	5,416	1,172
Goodwill, net	26,255	25,387
Intangible and other assets, net	66	154

Total Assets	$808,110	$786,080

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$133,942	$133,447
Accrued expenses	261,138	231,310
Income taxes payable	20,393	8,137
Current liabilities of discontinued operations	4,284	2,014

Total current liabilities	419,757	374,908

Long term taxes payable	5,095	—
Borrowings under credit agreement	200,000	78,000

Total liabilities	$624,852	$452,908

Shareholders’ Equity:

Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—

Common stock $0.01 par value, 80,000 shares authorized, 34,986 and 39,352 shares issued and oustanding	$350	$394
Additional paid-in capital	—	—
Retained earnings	164,008	324,322
Accumulated other comprehensive income, net	18,900	8,456

Total shareholders’ equity	$183,258	$333,172

Total Liabilities and Shareholders’ Equity	$808,110	$786,080

All periods reflect the classification of the Marine Division results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Subject to Reclassification	For Nine Months
(In Thousands)	Ended September 30,
(Unaudited)	2007	2006
Operating Activities:
Net income before cumulative effect of accounting change	$73,939	$74,178
Net loss from discontinued operations	658	2,487

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,197	52,280
Noncash compensation	15,798	9,690
Noncash income from financial services	(3,844)	(12,708)
Noncash income from manufacturing affiliates	(30)	(3,614)
Deferred income taxes	(10,654)	5,570
Changes in current operating items:
Trade receivables	(6,118)	(657)
Inventories	(27,243)	(41,916)
Accounts payable	33,270	36,383
Accrued expenses	8,694	(32,419)
Income taxes payable	21,548	(1,291)
Prepaid expenses and others, net	(851)	4,478

Net cash provided by continuing operations	149,364	92,461
Net cash flow (used for) discontinued operations	(736)	(5,753)

Net cash provided by operating activities	148,628	86,708

Investing Activities:
Purchase of property and equipment	(44,660)	(38,073)
Investments in finance affiliate, net	14,300	19,203
Proceeds from sale of shares of manufacturing affiliate	77,086	—

Net cash provided by (used for) investing activities	46,726	(18,870)

Financing Activities:
Borrowings under credit agreement	294,000	521,000
Repayments under credit agreement	(344,000)	(461,000)
Repurchase and retirement of common shares	(51,547)	(109,353)
Cash dividends to shareholders	(35,989)	(38,187)
Tax effect of exercise of stock options	8,249	7,396
Proceeds from stock issuances under employee plans	1,334	1,717

Net cash used for financing activities	(127,953)	(78,427)

Net increase (decrease) in cash and cash equivalents	67,401	(10,589)

Cash and cash equivalents at beginning of period	19,566	19,675

Cash and cash equivalents at end of period	$86,967	$9,086

All periods reflect the classification of the Marine Division results as discontinued operations.